     Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1200

CHURCH & DWIGHT REPORTS THIRD QUARTER 2013 RESULTS

Q3 Reported Net Sales up 11.0%; EPS up 15.2% to $0.76

Re-Affirms Full Year EPS Outlook of $2.79

EWING, NJ, November 1, 2013 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 30, 2013 of $107.9 million or $0.76 per share, compared to net income of $93.9 million or $0.66 per share for the same period in 2012.   Earnings per share increased 15.2%.

Third Quarter Review

Reported net sales for the third quarter increased 11.0% to $804.8 million, driven largely by the Avid gummy vitamin business acquired on October 1, 2012.  Organic sales increased 1.6%, the midpoint of the Company’s outlook of 1 to 2%.  The increase is driven by 4.7% volume growth, partially offset by 3.1% unfavorable product mix and pricing.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our third quarter business results.  Despite continuing weak category consumption in the U.S., we delivered 15.2% EPS growth, while increasing market share for seven of our nine power brands.”

Consumer Domestic net sales were $605.3 million, a $74.9 million or 14.1% increase over the prior year third quarter sales.  Third quarter organic sales, which excludes the gummy vitamin business, increased by 0.8%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent, OXICLEAN laundry additives, TROJAN products, and FIRST RESPONSE diagnostic kits.  This increase was partially offset by lower sales of ARM & HAMMER powder laundry detergent, ARM & HAMMER cat litter, NAIR depilatories, and SPINBRUSH battery-powered toothbrushes.  Volume growth contributed 4.5% to the increase in sales, partially offset by 3.7% unfavorable product mix and pricing.

Consumer International net sales were $134.5 million, a $3.4 million or 2.6% increase over the prior year third quarter sales.  Third quarter organic sales increased by 3.7%, primarily due to stronger sales in Canada, France, Mexico, and the UK.  The increase was entirely driven by volume gains.

Specialty Products net sales were $65.0 million, a $1.3 million or 2.0% increase over the prior year third quarter sales.  Third quarter organic sales increased by 3.7%. Volume growth drove a 7.9% increase in sales, partially offset by 4.2% unfavorable product mix and pricing.

Gross margin expanded 20 basis points to 45.4% in the third quarter, the fifth consecutive quarter of gross margin improvement, due to productivity programs, partially offset by unfavorable price/mix.  The majority of commodity costs were flat in the quarter versus the prior year third quarter.

Marketing expense was $99.7 million in the third quarter, a $7.5 million or 8% increase over the prior year third quarter reflecting increased investment in power brands to gain market share.  Marketing expense as a percentage of net sales was 12.4%, a 30 basis points decrease from the prior year third quarter.

Selling, general, and administrative expense (SG&A) was $97.7 million in the third quarter, a $7.8 million increase from the prior year third quarter primarily due to the inclusion of the gummy vitamin business.  SG&A as a percentage of net sales was 12.1%, a 30 basis point decrease from the prior year third quarter.

Income from operations was $167.8 million in the third quarter, a $22.4 million or 15.4% increase over the prior year third quarter.  Operating income as a percentage of net sales was 20.8%, an 80 basis point increase over the prior year third quarter.

The effective tax rate in the third quarter was 33.9%, compared to 35.7% in the prior year third quarter.  The Company expects the full year effective tax rate to be approximately 34%.

Cash Flow

For the first nine months of 2013, net cash from operating activities was $376.6 million, a $60.7 million increase from the prior year period, including a $36 million deferral of the December 2012 estimated federal tax payment to January 2013 as a result of Hurricane Sandy relief.  The increase is primarily attributed to higher earnings and increase in accruals.  Capital expenditures were $30.3 million, a $19.4 million decrease from the first nine months of 2012 which included the construction of the Company’s Victorville, California plant.  Full year capital expenditures are estimated to be approximately $70 million.

Cash on hand as of September 30, 2013 was $445.5 million.

New Product Innovation

Mr. Craigie commented, “We continue to be pleased with the strength of our new product pipeline, specifically ARM & HAMMER ULTRA POWER concentrated liquid laundry detergent and a line of TROJAN lubricants, which are both off to strong starts.  Our innovative new products have received strong distribution support from retailers and will continue to be supported by increased marketing spending with the expectation to deliver strong organic sales and share growth on both our value-oriented and premium priced products.”

Outlook for 2013

Church & Dwight reaffirms its full year 2013 earnings per share outlook of $2.79, or a 14% increase over the prior year. The Company continues to expect full year 2013 organic sales growth of approximately 1.5 to 2% over the prior year. Mr. Craigie commented, “We continue to perform well in a challenging business environment.  Consumer spending and category growth are expected to remain weak in the fourth quarter of 2013 and, in some categories, are being exacerbated by increased price competition.  Nevertheless, we are in a strong position to continue to deliver value to our stockholders as a result of our unique portfolio of value and premium products, a strong pipeline of innovative new products, strong marketing support, and disciplined cost management.”

Mr. Craigie commented, “With regard to the fourth quarter, we expect earnings per share of approximately $0.65, a 14.0% increase compared to last year’s fourth quarter reported EPS of $0.57.”

Outlook for 2014

Mr. Craigie concluded, “As we look ahead to 2014, while our annual budget process has not yet been completed, based on our confidence in our planned new product innovations supported by increased marketing spending, we expect organic growth to be at the top end of our historical 3 to 4% range. As we have done in the past, we will announce our 2014 earnings guidance as part of the fourth quarter earnings release at the beginning of February 2014.”

Church & Dwight Co., Inc. (NYSE:CHD) will host a conference call to discuss third quarter 2013 results on November 1, 2013 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  88342462  (International: 631-291-4539, same access code: 88342462).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 88342462).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the performance of our gummy vitamin business and other categories; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; the Company’s borrowing capacity; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand); retailer actions in response to changes in consumer demand and the economy; raw material and energy prices; the financial condition of major customers and suppliers; interest rate and foreign currency exchange rate fluctuations; and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings; environmental matters; and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from these forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including the information in Item 1A (“Risk Factors”) in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Net Sales	$804.8	$725.2	$2,371.7	$2,112.2
Cost of sales	439.6	397.7	1,305.4	1,179.2
Gross profit	365.2	327.5	1,066.3	933.0
Marketing expenses	99.7	92.2	282.3	248.6
Selling, general and administrative expenses	97.7	89.9	306.4	273.9
Income from Operations	167.8	145.4	477.6	410.5
Equity in earnings (losses) of affiliates	1.9	2.4	1.4	7.3
Other income (expense), net	(6.5)	(1.8)	(20.4)	(5.5)
Income before taxes	163.2	146.0	458.6	412.3
Income taxes	55.3	52.1	156.4	143.3
Net Income	$107.9	$93.9	$302.2	$269.0
Net Income per share - Basic	$0.78	$0.67	$2.18	$1.92
Net Income per share - Diluted	$0.76	$0.66	$2.14	$1.88
Dividends per share	$0.28	$0.24	$0.84	$0.72
Weighted average shares outstanding - Basic	138.8	139.5	138.5	140.4
Weighted average shares outstanding - Diluted	141.3	142.2	141.1	143.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2013	Dec. 31, 2012
Assets
Current Assets
Cash and Cash Equivalents	$445.5	$343.0
Accounts Receivable	323.9	303.1
Inventories	258.4	242.2
Other Current Assets	37.5	45.5
Total Current Assets	1,065.3	933.8
Property, Plant and Equipment (Net)	576.0	586.0
Equity Investment in Affiliates	25.6	23.0
Tradenames and Other Intangibles	1,218.6	1,254.9
Goodwill	1,222.2	1,213.8
Other Long-Term Assets	91.1	86.6
Total Assets	$4,198.8	$4,098.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$154.0	$253.8
Other Current Liabilities	486.1	471.8
Total Current Liabilities	640.1	725.6
Long-Term Debt	649.5	649.4
Other Long-Term Liabilities	678.5	662.0
Stockholders’ Equity	2,230.7	2,061.1
Total Liabilities and Stockholders’ Equity	$4,198.8	$4,098.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	Sept. 30, 2013	Sept. 30, 2012

Net Income	$302.2	$269.0

Depreciation and amortization	67.9	59.4
Deferred income taxes	11.9	14.0
Non cash compensation	14.6	10.6
Other	5.8	0.7

Changes in assets and liabilities:
Accounts receivable	(24.4)	(16.5)
Inventories	(14.8)	(22.7)
Other current assets	(3.5)	2.0
Accounts payable and accrued expenses	53.7	5.8
Income taxes payable	(24.5)	20.4
Excess tax benefit on stock options exercised	(9.8)	(14.0)
Other	(2.5)	(12.8)
Net cash from operating activities	376.6	315.9

Deposits of cash held in escrow	0.0	(650.0)
Capital expenditures	(30.3)	(49.7)
Investment in joint venture	(5.7)	(9.7)
Other	(3.1)	(1.6)
Net cash (used in) investing activities	(39.1)	(711.0)

Net change in debt	(99.5)	651.6
Payment of cash dividends	(116.3)	(101.0)
Stock option related	26.0	34.5
Purchase of treasury stock	(50.3)	(200.4)
Lease incentive proceeds	10.9	0.0
Lease principal payments	(0.8)	0.0
Deferred financing costs	0.0	(3.4)
Net cash (used in) proceeds from financing activities	(230.0)	381.3

F/X impact on cash	(5.0)	3.6

Net change in cash and cash equivalents	$102.5	$(10.2)

2013 and 2012 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2013	9/30/2012	Change

Household Products	$369.0	$360.4	2.4%
Personal Care Products	236.3	170.0	39.0%
Consumer Domestic	605.3	530.4	14.1%
Consumer International	134.5	131.1	2.6%
Total Consumer Net Sales	739.8	661.5	11.8%
Specialty Products Division	65.0	63.7	2.0%
Total Net Sales	$804.8	$725.2	11.0%

	Nine Months Ended		Percent
	9/30/2013	9/30/2012	Change

Household Products	$1,081.8	$1,054.2	2.6%
Personal Care Products	709.0	493.3	43.7%
Consumer Domestic	1,790.8	1,547.5	15.7%
Consumer International	396.5	373.8	6.1%
Total Consumer Net Sales	2,187.3	1,921.3	13.8%
Specialty Products Division	184.4	190.9	-3.4%
Total Net Sales	$2,371.7	$2,112.2	12.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to an SAP information systems upgrade.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 9/30/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	11.0%	11.8%	14.1%	2.6%	2.0%
Add:
FX	0.8%	0.7%	─	3.4%	1.7%

Less:
Acquisitions	10.2%	11.2%	13.3%	2.3%	─

Organic Sales Growth	1.6%	1.3%	0.8%	3.7%	3.7%

	Nine Months Ended 9/30/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	12.3%	13.8%	15.7%	6.1%	-3.4%
Add:
FX	0.5%	0.4%	─	1.9%	1.3%

Less:
Acquisition	10.5%	11.5%	13.6%	3.0%
Sales in Anticipation of ERP Conversion 2012	0.5%	0.5%	0.6%	─	0.5%

Organic Sales Growth	1.8%	2.2%	1.5%	5.0%	-2.6%